SEVERANCE AGREEMENT AND RELEASE
       BETWEEN SNYDER OIL CORPORATION AND JOHN A. FANNING

       This Separation Agreement and Release ("Agreement") is made and entered into this 14th day of November, 1995, by and between Snyder Oil Corporation ("SOCO") and John A. Fanning ("Fanning").

       Fanning is currently employed by SOCO as its Chief Operating Officer. SOCO and Fanning have mutually agreed to end Fanning's employment with SOCO, at which time SOCO wishes to retain Fanning as an independent consultant.

       Accordingly, the parties agree as follows:

1. Effective November 14, 1995, Fanning will resign as an officer and director of SOCO and its subsidiaries. Fanning's employment by SOCO will terminate effective the close of business on December 31, 1995 (the "Effective Date"). Between November 14, 1995 and the Effective Date, Fanning will continue to perform those services at such times and in such places as requested by the Chairman, but will otherwise not be required to be present in the offices of SOCO or to discharge any other duties of a SOCO employee.

2. Upon the Effective Date, SOCO will pay Fanning's salary for services rendered as an employee by Fanning through and including the Effective Date. SOCO also agrees to pay on the Effective Date, as a severance payment, to Fanning a check in the amount of $65,000 plus payment for any unused vacation days earned by Fanning as of the Effective Date, net of required withholding.

3. Upon the Effective Date, Fanning will also be entitled to receive an allocation of SOCO's 1995 contribution to the 401(k) plan,in accordance with the terms of such plan. Pursuant to the terms of SOCO's Deferred Compensation Plan for Select Employees a portion of the Company's contributions allocated to Fanning's account will become vested on December 31, 1995, the last day of the 1995 Plan Year. For purposes of clarification, SOCO agrees that it is the intent of this Agreement that Fanning will be an employee of SOCO on December 31, 1995 so that amounts allocated to Fanning's account under such Plan which would become vested on December 31, 1995 will, in fact, become vested.

4. Upon the Effective Date, SOCO also agrees to reimburse Fanning for any expense incurred by him through the Effective Date which is reimbursable to Fanning in accordance with SOCO policy, provided that Fanning submits the expenses for reimbursement in accordance with SOCO policy.

5. Fanning recognizes that, after the Effective Date, he will no longer be eligible to participate as a SOCO employee in any option, savings, insurance, or other benefit plan except to the extent any such plan provides otherwise or except as provided herein.

6. Upon the Effective Date, Fanning will be eligible to apply for the Group Medical and Dental Plan continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act ("COBRA"). If Fanning chooses to continue coverage pursuant to COBRA, SOCO agrees that Fanning's monthly premium for such coverage will not exceed the amount Fanning would have paid in respect of comparable coverage under SOCO's employee health benefit plan if Fanning were an employee. SOCO will pay this amount only for as long as Fanning receives COBRA continuation coverage. Fanning will be allowed to convert his current Company paid life insurance at his own expense.

                      <PAGE  1>

7. Amounts credited to Fanning's account under the Deferred Compensation Plan for Select Employees which are presently vested or which become vested under the terms of such plan as of the Effective Date will, notwithstanding the termination of Fanning's employment, be retained under such Plan and will be paid in annual sums of $61,000 per year, or such smaller amount as shall represent the full balance credited to Fanning under such Plan, on January 5 of such year beginning in 1996 until the full amount credited to Fanning under such Plan is paid out. Subject to paragraph 3, amounts forfeitable under such Plan as the result of the termination of Fanning's employment will be forfeited as of the Effective Date.

8. The parties recognize that Fanning is the holder of 260,000 options granted under the 1989 Employee Stock Option Plan, of which 135,500 will be vested as of the Effective Date. Not withstanding the terms of the agreements under which such options were granted, SOCO agrees to permit Fanning to exercise his vested options in accordance with such Plan until the close of business on the last business day in December 1998. SOCO further agrees to permit Fanning to pay all or any part of the exercise price of any such options exercised by Fanning in the form of previously-owned common stock of SOCO as provided by the Plan. The remaining options which will not be vested as of the Effective Date will expire as provided in such Plan and the agreements under which the options were granted.

9. In consideration of the promises of SOCO in this Agreement, Fanning, for himself and on behalf of any agents, heirs, assigns, relatives, spouse (if any), and related persons, hereby releases, acquits, and forever discharges SOCO and its subsidiaries, directors, officers, employees, agents, representatives, and related persons or entities from all rights, demands, actions, damages, and claims, whether known or unknown, arising from or in any way connected with Fanning's employment with SOCO and the discontinuation thereof. This release and waiver of all claims and damages includes, but is not limited to, any claims to salary, vacation, or benefits, or severance or other payment (other than as expressly provided for in this Agreement, the Consulting Agreement referenced in paragraph 13 of this Agreement or any other written plan under which, by its terms, Fanning has rights after the Effective Date), any rights to be reinstated as an employee in the future, any tort or claim of contractual obligation relating to Fanning's employment or discontinuation thereof, and any and all rights under federal, state, or local laws prohibiting race, sex, age, religion, national origin, handicap, disability, or other forms of discrimination, including but not limited to Title VII of the Civil Rights Act, as amended, and the Age Discrimination in Employment Act, as amended.

       During the seven day period following execution of this Agreement, Fanning may revoke this Agreement but only to the extent that it relates to claims of age discrimination under the Age Discrimination in Employment Act. Upon such partial revocation, Fanning will immediately cease to be an employee of SOCO and the promises of SOCO under paragraphs 3, 6, 7 and 8 of this Agreement and the Consulting Agreement entered into pursuant to paragraph 13 of this Agreement will be void; in lieu thereof, SOCO will pay Fanning the amount provided for in SOCO's policy statement 2-7 and all remaining parts of this Agreement will continue to be in full force and effect.

                      <PAGE   2>

       If Fanning breaches his agreement as provided in this paragraph 9 not to file any charge, complaint, or claim against SOCO, then Fanning shall be liable to SOCO for all expenses, costs, and attorney's fees incurred in defending such charge, complaint, or claim, regardless of the merits of the outcome.

10. It is expressly understood and agreed that this Agreement is not and shall not be construed as an admission of liability on the part of SOCO, which expressly denies any such liability. Neither this Agreement nor any part thereof is admissible in any administrative orjudicial proceeding other than one to enforce the terms of this Agreement.

11. Fanning represents that before or on the Effective Date, he will return all SOCO records and property in Fanning's possession except as permitted by SOCO. SOCO hereby conveys to Fanning the office computer equipment (not including any Company owned or licensed software) currently in Fanning's office as well as the cellular phone used by Fanning in his automobile.

12. SOCO agrees to assist Fanning in procuring outplacement services. Such assistance shall be limited to reimbursement for such services in an amount to be mutually agreed to by Fanning and the Chairman.

13. Subject to Fanning's compliance with paragraph 9 of this Agreement, SOCO is concomitantly entering into a consulting agreement (the"Consulting Agreement") with Fanning in substantially the form attached as Appendix I.

14. This Agreement shall be governed by the laws of the State of Texas except to the extent applicable federal or state law mandates otherwise. Any claim under or relating to this Agreement or relating to Fanning's employment with SOCO or the discontinuance thereof, shall be filed only in the courts of Tarrant County, Texas.

15. If any part of this Agreement is found to be invalid or not in accordance with law, then all other parts shall remain in full force and effect.

16. Any notices, payments, revocations, or demands under this Agreement shall be made by hand delivery or certified mail as follows: If to Fanning, at the address set forth on the signature page hereto. If to SOCO, at the following address:

               Snyder Oil Corporation
               777 Main Street, Suite 2500
               Fort Worth, Texas  76102
               Attention: John C. Snyder

17. Fanning represents and warrants that he has been given adequate time to consider this Agreement before signing it and, further, that he was advised in writing to consult with an attorney before signing it. Further, Fanning warrants that he has carefully read and fully understands all the provisions and effects of this Agreement and that he has voluntarily executed in the space provided below.

                      <PAGE  3>

18. Fanning agrees that he will not make or issue any statement concerning SOCO which damages or disparages its reputation. SOCO likewise agrees not to make or issue any statement concerning Fanning which damages Fanning's business or professional reputation or prospects. In addition, when inquiries are made as to reasons for Fanning's termination of employment, the statement set forth in Appendix II will be given. This paragraph shall survive the end of the Consulting Period under the Consulting Agreement referred to in paragraph 13 of this Agreement.

19. This Agreement shall be binding on Fanning and his heirs and legal representatives, and on SOCO, and its directors and officers.

SOCO understands and agrees in particular that the restrictions set forth in paragraph 18 hereof apply to all current and future directors and officers of SOCO and that any violation by any of said persons at any time shall be deemed a violation by SOCO of this Agreement.

                                      SNYDER OIL CORPORATION
/s/ JOHN A. FANNING
-------------------
    JOHN A. FANNING

Date Executed:                        BY:/s/ John C. Snyder
                                             --------------
                                             John C. Snyder
                                             Chairman of the Board
Address
921 Hillcrest                         Date Executed:
Fort Worth, Texas 76107


                      <PAGE   4>



                          APPENDIX I
               to Severance Agreement and Release
          Between Snyder Oil Corporation and John A. Fanning

               CONSULTING AGREEMENT BETWEEN
          SNYDER OIL CORPORATION AND JOHN A. FANNING

     This Consulting Agreement is made and entered into this 14 th day of November, 1995, by and between SNYDER OIL CORPORATION
("SOCO")
and JOHN A. FANNING ("Fanning").

     Fanning's employment with SOCO is due to terminate on December 31, 1995. However, SOCO desires to avail itself of the services, experience, sources of information, advice, and assistance of Fanning, and Fanning is willing to make such services, experience, sources of information, advice and assistance available to SOCO.

     Accordingly, the parties agree as follows:

1. SOCO agrees to retain Fanning to perform certain consulting services (the "Consulting Services"). The Consulting Services shall include management and organizational advisory services as requested by the Chairman, but only to the extent Fanning in his sole judgment has time available to render such services. Consulting Services shall also include litigation assistance on behalf of SOCO. Notwithstanding any other language in this paragraph, Fanning agrees to make himself reasonably available to assist SOCO and its counsel in connection with any current or future litigation to which SOCO or any of its subsidiaries is or may be a party. Such assistance shall include but will not be limited to consultation interviews, preparation for attendance at depositions, and preparation for presentation of testimony at any trials or hearings. During the term of this Agreement, Fanning agrees to provide such services without further remuneration except as to reasonable out-of-pocket expenses as specified in paragraph 4. After the term of this Agreement expires, Fanning also agrees to furnish such litigation assistance services as reasonably requested by SOCO, provided that SOCO agrees to pay Fanning a fee for such services. The parties agree to negotiate a reasonable rate for such a fee.

2. Fanning shall perform the Consulting Services for a period of time (the "Consulting Period") commencing on January 1, 1996, and continuing until September 30, 1997.

3. In consideration for the Consulting Services, SOCO agrees to pay
Fanning during the Consulting Period a fee of FOUR HUNDRED
FIFTY-FIVE
THOUSAND AND NO/100THS DOLLARS ($455,000.00). Such fee shall be paid to Fanning in 42 equal semi-monthly installments in an amount of TEN
THOUSAND EIGHT HUNDRED THIRTY-THREE AND 33/100THS DOLLARS ($10.833.33) per installment. SOCO shall remit each installment to Fanning on the fifteenth and last day of each month. Each such payment will be made regardless of Fanning's availability to perform
Consulting Services. In the event of Fanning's death, each such payment will be made to Fanning's estate.

4. SOCO will also reimburse Fanning for all reasonable out-of-pocket expenses incurred by Fanning in the course of providing any Consulting Services hereunder, provided that Fanning promptly submits vouchers to SOCO for any such out-of-pocket expenses and receives advance approval from the Chairman of expenditures exceeding $500.

                     <PAGE   5>

5. Fanning acknowledges that while performing any Consulting Services under this Agreement, he will be acting as an independent contractor and not as a SOCO employee or as an agent with authority to bind SOCO in any respect. Fanning further acknowledges and agrees that, except as provided in this Agreement, he shall be solely responsible for all expenses, taxes, insurance, and other obligations incurred by Fanning while performing the Consulting Services.

6. Fanning acknowledges that he has obtained as an employee and may obtain as a consultant certain proprietary information relating to SOCO's operations ("Confidential Information"). Confidential Information means information relating to SOCO's exploration plans, acquisition plans, development plans, its future financial plans, and its technology and associated trade secrets. Fanning agrees he shall not directly or indirectly disclose any such Confidential Information to any party or entity except as explicitly permitted by SOCO in writing. This paragraph shall survive the end of the Consulting Period.

7. In consideration of both the benefits made to Fanning under this Agreement and of the Confidential Information imparted to Fanning, Fanning agrees not to engage in certain business activities in competition with SOCO (the "Restricted Activities"). Fanning also agrees not to associate either directly or indirectly as an employee, contractor, investor, officer, partner, or agent of any person or entity involved in Restricted Activities. Restricted Activities in this paragraph shall mean any business activity relating to the sale, purchase, leasing, exploration, or development of any oil, gas, or mineral interest located within the area of any existing or prospective oil, gas, or mineral interest or other property owned, leased, or otherwise possessed by SOCO or about which Fanning was provided Confidential Information by SOCO, all as specifically described in Exhibit A attached hereto and made a part hereof. The parties understand and agree that from time to time during the Consulting Period SOCO may propose to add additional properties, interests or prospects to Exhibit A by delivering to Fanning a written description of the proposed addition. If within 15 days of receipt of a proposed addition Fanning notifies SOCO in writing that if said addition were added to Exhibit A he would be in violation of this paragraph 7, then said proposed addition shall not become a part of Exhibit A. If within said 15-day period, Fanning does not notify SOCO that he would be in violation of this paragraph 7 if such addition was added to Exhibit A, then, at the end of said 15-day period said proposed addition shall become a part of Exhibit A, and the restrictions herein shall thereafter apply to said addition. The restrictions on Fanning's future business activities as described in this paragraph will continue until June 30, 1998. The parties further agree, however, that Fanning may be permitted by SOCO to engage in such Restricted Activities in the Chairman's sole discretion provided that Fanning obtains the Chairman's written authorization before engaging in such Restricted Activities. If Fanning breaches any obligation under this paragraph, SOCO can seek injunctive relief and, at SOCO's option, may cancel any remaining installments due Fanning pursuant to paragraph 3 of this Agreement or may reduce the amount of such remaining installments to $2,000.00 per monthly installment. Further, if Fanning breaches any obligation under this paragraph, then SOCO may, at its election, cancel any remaining stock options held by Fanning as set forth in paragraph 8 of the Severance Agreement and Release expressly incorporated herein.

     Fanning acknowledges that Exhibit A contains Confidential
Information of SOCO and agrees, except as may be authorized in writing by SOCO, to keep the contents of such Exhibit confidential to the same extent Fanning is required to maintain the confidentiality of other Confidential Information imparted to him by SOCO by virtue of Fanning's having served as an officer of SOCO.

                     <PAGE   6>

8. During the Consulting Period, Fanning agrees to notify SOCO in writing promptly of any activities or investments he proposes to make which he believes may constitute a violation of paragraph 7. Within 10 days after SOCO receives said written notice, SOCO will deliver a written reply to Fanning indicating whether it believes said proposed activity or investment would be deemed by SOCO a violation of paragraph 7 and whether or not SOCO's Chairman is authorizing Fanning's engagement in such activity or investment as permitted under paragraph 7 of this Agreement. If SOCO does not deliver such written reply to Fanning within said 10 days, Fanning shall be free to undertake such activity or investment, and it shall not be a violation of paragraph 7.

9. This Agreement and the rights, interests, and benefits of Fanning hereunder may not be assigned or transferred in any way by Fanning, without the express written consent of SOCO. Fanning may not assign or delegate any of the duties hereunder without the express written consent of SOCO. Any assignment or transfer contrary to the foregoing provisions shall be void.

10. Any notices, payments, revocations, or demands under this Agreement shall be made by hand-delivery or certified mail as follows: If to Fanning, at the address set forth on the signature page hereunder; if to SOCO, at the following address:

     Snyder Oil Corporation
     777 Main Street, Suite 2500
     Fort Worth, TX  76102
     Attention: John C. Snyder

11. This Agreement shall be governed by the laws of the State of Texas. Any claim under or relating to this Agreement shall be filed only in the courts of Tarrant County, Texas.

12. This Agreement shall be fairly interpreted according to its language and without regard to the drafter.

13. If any provision of this Agreement shall be held to be unenforceable or invalid, then such provision, or the invalidity or unenforceability thereof, shall in no way affect the validity of any other provisions hereof. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements, written or oral, between the parties with respect to such subject matter. This Agreement may be amended only in writing signed by both parties.



                                      SNYDER OIL CORPORATION
/s/ John A. Fanning
-------------------
JOHN A. FANNING

Date Executed:                        BY:/s/ John C. Snyder
                                         ------------------
                                         John C. Snyder
                                         Chairman of the Board
Address:
921 Hillcrest                         Date Executed:
Fort Worth, Texas 76107


                          <PAGE   7>


                          EXHIBIT A
               to Consulting Agreement between
          Snyder Oil Corporation and John A. Fanning


Exhibit A consists of this page and seven pages of maps, each of which has been initialled by the parties for purposes of identification.


                          <PAGE   8>

                          APPENDIX II
               to Severance Agreement and Release
          Between Snyder Oil Corporation and John A. Fanning


John Fanning left the employment of snyder Oil as part of are structuring of the Company. Since January 1, 1995, we have sold or plan to sell a significant number of assets and reduced employment by 35% to 40%. As a result, we have organized into a smaller, more focused organization and reduced the number of reporting relationships. Therefore, the position of Chief Operating Officer has been eliminated and John elected to resign.